SUPPLY AGREEMENT

This SUPPLY AGREEMENT (hereinafter the "Agreement"), is made and entered into this 1st day of January 2019 ("Effective Date"), as follows between

1)H&AD S.r.L. (hereinafter "Supplier"). a limited company incorporated under the laws of Italy, with registered offices located at C/da Chiusi (Industrial Zone) snc, 89032 Bianco (R.C.), Calabria, herein represented by Mr. Giuseppe Lombardo in his capacity of President (H&AD), on the one part, and

2)Bergamet NA, LLC (hereinafter "Buyer"), a company organized under the laws of the State of Delaware, with offices located at 11250 Longwater Chase Ct., Fort Myers, 33908 Florida, herein represented by Jay W. Decker in his capacity of Managing Member (Bergamet NA) on the other part.

WHEREAS

A.H&AD is the owner of the bergamot product named "Bergamot Polyphenolic Fraction Gold" or "BPF Gold" (the Product) as specified in Exhibit I (Specifications Sheet).

B.H&AD is the owner of license and patents, has required facilities and machineries, as well as technical know-how to produce, to fabricate, to assemble and to sell the Product.

C.H&AD is the owner of the following registered trademarks: "BPF Gold®"; (Trademarks together with the Patents represent H&AD's Intellectual Property).

D.Bergamet NA is engaged in the business of marketing and selling nutraceuticals, being in possession of the required facilities and abilities to promote the Product, has shown interest to periodically purchase the Product to sell in the industry of food, beverage, dietary supplements within the territory limits of United States of America, Canada, Mexico and South Korea (the Territory).

E.Therefore, in relation to the Territory, H&AD intends to supply - on an exclusive basis - to Bergamet NA the Product and Bergamet NA intends to purchase - on an exclusive basis - the Product to promote it to third parties.

F.The Parties wish to enter into this agreement to regulate terms and conditions pursuant to which H&AD shall supply Bergamet NA with the Product in accordance with Article 1559 and seq. of the Italian Civil Code (the Agreement).

G.This· Agreement supersedes and overwrites any former Agreement between the parties.

1.RECITALS, DEFINITIONS AND INTERPRETATIONS

1.1.Recitals

The recitals and the exhibits referred to above are true and correct and they constitute an integral, substantive and essential part of this Agreement and are of a binding nature on and among the Parties.

1.2. Definitions

In addition to the other terms and expressions defined elsewhere in the text of this Agreement, unless the context otherwise requires, the capitalized terms and expressions shall have the meaning ascribed to them below:

Affiliate with respect to any individual or entity, any corporation, partnership, firm, association, unincorporated organization or other entity directly or indirectly controlling, controlled by or under common control with such Person, it being understood that, for the purpose of this definition, "controlled", "control" and "controlling" shall be determined in accordance with the Article 2359, paragraphs I and 2 of the Civil Code.

Execution Date means the date of this Agreement.

Business Day means any calendar day, other than Saturday and Sunday, on which Trans• European Automated Real-Time Gross Settlement Express Transfer 2 (TARGET2) system for euro payments operates and banks are open to public in Reggio Calabria - Italy.

Force Majeure means the occurrence of an event or circumstance described in Clause 8 (Force Majeure) below.

Insolvency Event means, in relation to a Party, the occurrence of any of the following events:

(a)the Party is unable to pay its debts generally as they fall due or ceasing or declaring its inability to carry on its business or being dissolved or declared bankrupt; or

(b)the Party asks the adoption of any measure aimed at reaching a composition, an assignment or similar arrangements with any of its creditors including, but not limited, to an assignment of all or a substantial part of its assets for the benefit of creditors generally or seeking or consenting to the appointment of a receiver, liquidator, trustee, custodian or similar officer itself or for a substantial part of its assets or the appointment of such a person in relation to that Party without its consent; or

(c)any person presents or serves a petition for the submission to any insolvency proceeding or any other proceeding having similar nature, except if such petition is rejected or renounced within the relevant first court hearing;

(d)The relevant Party's corporate board passes a resolution for liquidation, winding-up, dissolution or any such resolution is passed;

(e)an order for the submission to any insolvency proceeding is made or any insolvency procedure or any procedure for liquidation, winding-up or dissolution is opened; or

(f)any other analogous formal step or procedure is taken in any jurisdiction.

Order has the meaning set forth in the following Clause 2 (Object), paragraph(b).

1.3.Interpretations

1.3.l.Subdivisions and headings

The division of this Agreement into clauses, paragraphs, and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3.2.Reference to provisions of laws

Any reference to provisions of any law currently in to force shall be deemed as referred also to the provisions of any law which may modify or supplement their contents.

1.3.3.General clarification

Except where the context requires otherwise, the words importing the singular will include the plural and vice versa. Words denoting any gender include all genders. All references herein to Clauses and paragraphs shall be deemed as referred to clauses and paragraphs to this Supply Agreement unless the context otherwise requires. The words "herein", "hereof', "hereto" and "hereunder" and words of similar import, when used in the Agreement, shall be construed to refer to this Supply Agreement in its entirety and not to any part thereof, unless the context otherwise requires.

1.3.4.Calculation of time

In the calculation of a period of days before or by which a deed shall be perfected, and an action shall be made pursuant to this Supply Agreement, the reference date shall not be considered. Should an expiration date of such period not correspond to a Business Day. such date will be postponed to the immediately following Business Day. Except if otherwise provided, any monthly period shall be calculated in accordance with Article 2963, paragraphs 4 and 5, of the Civil Code.

1.3.5.Obligation to "procure"

The expressions "to cause" or "to procure" or any equivalent word used in this Supply Agreement shall imply a promise of obligation or act of a third party ("promessa del fatto del terzo") pursuant to Article 1381 of the Civil Code.

1.3.6.Reasonable Efforts

The obligation of a Party to use reasonable efforts to accomplish an objective shall be construed as an "obbligazione di mezzi" according to applicable laws, and not as an absolute obligation to ensure that such objective is in fact reached (i.e., as an "obbligazione di risultato"), and it does not require an expenditure of funds or entail any liability whatsoever on the obliged Party if the relevant objective is not achieved for any reason whatsoever.

2.OBJECT

(a)In relation to the Territory, Bergamet NA shall purchase - on an exclusive basis - from H&AD, who agrees to supply them - on an exclusive basis - the Product at terms and conditions specified herein.

(b)Bergamet NA undertakes to issue a purchase order (the Order) to H&AD, every year in the month of November, which will be signed by H&AD as acknowledgement of receipt and acceptance, containing the annual amount of the Product required for the following year agreeing that, in any case Bergamet NA undertakes immediately to receive, and consequentially, to purchase the Product following the delivery schedule specified in Exhibit 3 (Delivery Schedule).

(c)H&AD shall sell, supply and deliver to Bergamet NA the Product according to the delivery dates as stated on the Purchase Order submitted by Bergamet NA and accepted by H&AD, except for a lack of supply of the Product due to critical factors including climate that make it impossible for the company to fulfill the supply requested. In this case, H&AD shall supply and deliver to Bergamet NA the same percentage of Product in accordance to total orders received by H&AD from all distributors. For example, if Bergamet NA's order constitutes 60% of all purchase orders accepted by H&AD, then H&AD must deliver 60% of all available Product to Bergamet NA. In the event that H&AD is unable to timely fill any purchase order placed by Bergamet NA for any reason, Bergamet NA shall have the right to purchase the Product from a separate supplier. Bergamet NA will promptly inform H&AD in case there is the need to increase the amount of Product to be supplied every year before [November 1st]

(d)The Order shall meet the following requirements:

•the Order shall be in writing and shall be sent to H&AD in accordance with Clause 12 (Miscellaneous provisions), paragraph (i) below;

•the Order shall be received by H&AD at least [three] months in advance of the earliest specified delivery date;

•all Orders shall specify (i) the quantity of the Product required, (ii) the requested delivery date(s), and (iii) the price of the Product in accordance with the terms and conditions of this Agreement;

•H&AD, subject to its availability of Product, shall confirm acceptance of all Orders within 20 days (Twenty days) Business Days of actual Order receipt;

In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions set forth in any Order, the terms and conditions of this Agreement shall prevail.

Conditions and terms of the Order will be considered confidential and they cannot be disclosed to third Parties. As a consequence, each party, as well as their own employees, directors and consultants, undertakes to keep confidential the information, data and what is enclosed in the Order.

3.PRICE AND PAYMENTS

The price for the supply of the Product by H&AD pursuant to this Agreement shall be the consideration specified in Exhibit 2 (Price List) to which the Parties refer for the determination of their respective methods of payment.

4.TERMS OF SHIPMENT

a)This supply agreement is to be considered "Ex-Factory" (EXW) (incoterm 2000) at H&AD shipping sites.

b)H&AD undertakes to make the Product available for the pick-up dates as indicated in the acceptance of the Order sent by Bergamet NA [twenty (20)] Business Days after receiving the Order.

c)Only under written request of Bergamet NA in the Order, at Bergamet NA expenses, and upon acceptance of H&AD, H&AD undertakes to send the Product to Bergamet NA on the delivery dates indicated in the acceptance of the Order sent by Bergamet NA, and in any case, within the following [twenty (20)] Business Days after receiving the Order. Bergamet NA acknowledges and accepts that it usually takes four weeks from the date of reception of the Order to the date of departure of the Product from Reggio Calabria.

d)Shipping costs of the Product, from H&AD shipping site to the delivery site indicated by Bergamet NA, will be borne by Bergamet NA. The Product will be delivered ex-factory EXW Reggio Calabria (incoterm 2000), at the H&AD shipping sites.

e)The Parties acknowledge and accept that variations more or less not to exceed I% with respect to the declared amount in each shipment shall be immaterial and disregarded.

f)The risk of the loss of the Product will be passed to Bergamet NA with effect from date of delivery to the carrier.

g)Bergamet NA shall inspect all Product promptly upon receipt thereof and may reject any defective Product that does not meet specification as indicated in the Exhibit 1 (Specifications Sheet), is damaged or failed other quality control standard, provided that Bergamet NA notifies H&AD within [thirty (30) days] after receipt of such alleged defective Product, accompanied by lab results showing such defect. Product not rejected within [thirty (30) days] shall be deemed accepted by Bergamet NA. In the event that H&AD determines that the returned Product is defective and properly rejected by Bergamet NA, H&AD shall at its option, replace such defective Product, or accept return for credit of such defective Product. H&AD shall return to Bergamet NA, freight prepaid, all replaced Product properly rejected by Bergamet NA.

5.QUALITY

(a)The Product must present the specification as indicated in the Exhibit I (Specifications Sheet). H&AD undertakes to produce the Product according to the specifications indicated in such exhibit and to indicate for each lot, a lab report prepared by an independent laboratory, indicating the percentage of "Bioflavonoids",

(b)H&AD also undertakes to:

i.supply the "Certificate of Analysis", for each lot, before the shipment;

ii.inform Bergamet NA, with a 60 (sixty) days' notice, of any significant change to the manufacture of the Product, without changing the quality or the specifications of the Product.

Bergamet NA shall accept the modifications indicated in the preceding paragraph (ii) as long as the modification does not change the quality or the specifications of the Product

(c)The Parties agree that normal variations of manufacturing conditions, as well as in the case of uncontrollable events, are not considered modifications in the production process, in accordance with provisions indicated in the preceding paragraph.

(d)H&AD shall allow Bergamet NA or its representatives to carry out on-site audits by appointment. H&AD shall permit reasonable access to the manufacturing, packaging, warehousing and laboratory areas related to the manufacture of the Product, including pertinent documentation. Any such audit shall take place during normal business hours. The results of the audit and the observation(s) shall be sent to H&AD by means of a written report within 4 (four) weeks.

6.EXCLUSIVE

(a)For the duration of this Agreement, H&AD undertakes not to supply, directly or indirectly, in the Territory, the Product (BPF Gold) to any third-party (therefore different from Bergamet NA), in any capacity, directly or indirectly, whether by means of Affiliate or intermediates or otherwise.

(b)For the duration of this Agreement, Bergamet NA undertakes not to (i) purchase, directly or indirectly, the Product from any third-party (therefore different from H&AD), in any capacity, directly or indirectly, by means of Affiliate or intermediates or otherwise, (ii) distribute, market, re-sell, promote, dispose of or deal with any similar product in competition with the Product in the Territory, (iii) sell, re-sell or dispose of, in any manner whatsoever, the Product outside the Territory and (iv) provide by its own means, directly or indirectly, by means of Affiliate or intermediates, the production of the Product.

7.DURATION

The term of this Agreement shall commence on the Execution Date and shall remain in full force and effect for a period of Five [5] years from such date (the Expiration Date); provided that the Buyer shall have the right to renew this Agreement, upon acceptance of the Seller of terms and conditions, for up to four (4) additional and successive Three (3) years term ("Renewal Tenn") upon at least sixty (60) days written notice prior to the Expiration Date.

8.FORCE MAJEURE

(a)Force Majeure shall mean, any circumstance beyond the reasonable control of that Party's act or regulation of any governmental or supranational authority, war or natural emergency (including, but not limited to, earthquake, drought, floods, accident, epidemic, fire and riot). It is however understood that all the following conditions must be met for an event or occurrence to be considered Force Majeure:

(i)the event or occurrence must result in the inability of the affected Party to perform its obligations under this Agreement in accordance with the terms and conditions of this Agreement or cause a delay in performance of such obligations; and

(ii)the event or occurrence and effects arising therefrom must not have· been capable of being prevented, overcome or remedied by the exercise by the affected Party of a standard of care and diligence consistent with that of a prudent and competent person engaged in the business of the affected Party.

(b)If by reason of Force Majeure the affected Party is wholly or partially unable to carry out its obligations under this Agreement, the affected Party shall give to the other Party prompt written notice of the event(s) of Force Majeure and the obligations affected together with full particulars of all relevant matters.

(c)After the notice pursuant to paragraph (b) above has been given, the affected Party shall keep the other Party reasonably informed of any changes to or developments affecting information contained in the notice.

(d)Upon the occurrence of an event of Force Majeure, the obligations of the Parties shall be suspended but only to the extent and for so long as the period in which the obligations are genuinely affected by the event(s) of Force Majeure.

9.TERMINATION

(a)H&AD shall have the right, without advance notice, to terminate this Agreement at any time, by giving Bergamet NA written notice thereof, in the event that:

(i)Bergamet NA shall have failed to pay an undisputed and due amount (even if only portion of a disputed invoice), 30 (thirty) days past its due date, starting from the issuing date of each invoice, in accordance with Exhibit 2 (Price List), and after that H&AD has issued a written Notice of Non-Payment to Bergamet NA;

(ii)without prejudice to Clause 11 (Indemnification), Bergamet NA shall have failed to comply with the provisions of Clause 6 ("EXCLUSIVE") above;

(iii)Infringement with the provisions of Clause 10 ("WARRANTIES AND UNDERTAKING OF THE PARTIES")

(b)Bergamet NA shall have the right, without advance notice, to terminate this Agreement at any time, by giving H&AD written notice, in the event that H&AD shall have failed to comply with the provisions of Clause 6 ("EXCLUSIVE") above (without prejudice to Clause 11 ("INDEMNIFICATION")).

(c)Also pursuant to Article 1456 of the Italian Civil Code, either Party shall have the right, without advance notice, to terminate this Agreement at any time, by giving the other Party written notice, for cause. "Cause" means any of the following:

(i)the occurrence of the Insolvency Event;

(ii)the conviction of the other Party or its executive officers of any crime involving fraud or dishonesty;

(iii)the illegal misappropriation by the other Party of funds or asset or property of the terminating Party;

(iv)any act of fraud by the other Party to the detriment of the terminating Party;

(v)the cancellation of or refusal to renew any license, certificate or other regulatory approval required for the other Party to perform its duties under this Agreement by any relevant regulatory authority;

(vi)any action by a regulatory authority with jurisdiction over the activities of the other Party that would place that other Party in any legal proceeding, including but not limited to receivership or bankruptcy, that would prevent or substantially interfere with the ability of the other Patty to continue to engage in the lines of business relevant to the subject matter of this Agreement;

(vii)without prejudice to Clause 11 (''INDEMNIFICATION"), any breach by a Party of any provision of this Contract, subject to the rights to cure such breach as follows: if a Party has reasonable grounds to believe that the other Party has breached any provision of this Agreement, the asserting Party shall provide the alleged defaulting Party written notice describing the breach in reasonable detail, and the breaching Party will have thirty (30) days to cure the breach (the Cure Period). If the breach remains uncured at the end of the Cure Period, the non-breaching Party may terminate the Contract immediately without liability.

10.WARRANTIES AND UNDERTAKINGS OF THE PARTIES

(a)H&AD declares, guarantees and undertakes that the Product supplied to Bergamet NA pursuant to this Agreement:

(i)is consistent with the specifications indicated in Exhibit I (Specifications Sheet);

(ii)is qualified safe for human consumption and is devoid free of material and production defects, it is produced in accordance with present laws and regulations, it is devoid free of any obligations liens and encumbrances and it is saleable. H&AD also declares and guarantees to be an existing company in accordance with Italian law and to have the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Agreement to which H&AD is a party.

(b)Bergamet NA declares that it, and H&AD takes note of, is purchasing the Product for reselling it as raw materials and manufactured supplements.

Bergamet NA undertakes that it will identify the Product according to the technical forms Specifications Sheet as indicated in Exhibit I (Specifications Sheet).

Bergamet NA acknowledges and accepts that:

(i)the commercialization, publicities, websites and any marketing platform of the raw product(s) and/or manufactured supplements, shall indicate expressly that Bergamot Polyphenolic Fraction Gold, BPF Gold is by H&AD as well as the Intellectual Property-Patent;

(ii)it is expressly forbidden to commercialize the product without to indicate expressly that BPF Gold is by H&AD.

Consequently, Bergamet NA undertakes to:

(iii)not carry-out commercial and/or marketing initiatives that violate know-how and Intellectual Property of H&AD;

(iv)procure that all the magazine publications by Bergamet NA or Bergamet NA's website or from other ones on which the contents and materials are distributed dearly identify all researches quoted are based on BPF · Gold/Bergamot Polyphenolic Fraction Gold by H&AD, BPF® Bergamet Polyphenolic Fraction by H&AD respectively.

(v)Bergamet NA is likewise aware of its responsibilities in the adherence of the dosages in accordance to that come from the published clinical researches on the Products which requires guarantying a daily minimal dosage from 500mg to 1000mg for cholesterol claims.

Bergamet NA also declares and guarantees:

•to be an existing company in accordance with the laws of United States of America;

•to have the power to enter into, perform and deliver, and has taken all necessary action authorize its entry into, performance and delivery of, the Agreement to which Bergamet NA is a party;

•the entry into and performance by Bergamet NA of, and the transactions contemplated by, the Agreement do not conflict with any law or regulation applicable to it, any provision of Bergamet NA's deed of incorporation or by-Jaws.

11.INDEMNIFICATIONS

H&AD shall indemnify and hold harmless Bergamet NA, as well as its employees and representatives, for any responsibilities, loss or cost (including legal expenses) incurred or suffered by Bergamet NA as a consequence of the breach or any of representations made and warranties given by H&AD in Clause 10 ("WARRANTIES AND UNDERTAKINGS OF THE PARTIES"), paragraph (a).

Bergamet NA shall indemnify and hold harmless H&AD, as well as its employees and representatives for any responsibilities, loss or cost (including legal expenses) (i) caused by the use of the Product, which is not in accordance to its proper use (that is as Product "functional for nourishment") and (ii) incurred or suffered by H&AD as a consequence of the breach or any of representations made, warranties given and commitment undertaken by Bergamet NA in Clause 10 ("WARRANTIES AND UNDERTAKINGS OF THE PARTIES"), paragraph (b).

Both Parties acknowledge and accept that the above indemnification obligations shall remain in force also even in the case of the termination of this Agreement.

12.CONFIDENTIALITY

Each of the Parties undertake to keep confidential and private this Agreement an, in general, the information, data and everything known at the conclusion or the fulfillment of the Agreement, with the exception that these negotiations, information and/or data are in the public domain or are made public, that their divulgation is required in accordance with the law, with a judicial proceeding or with public authority regulation.

13.MISCELLANEOUS PROVISIONS

(a)No Joint Venture - The relationship of the Parties is that of independent contractor, and neither party is an employee, partner or joint venture of the other.

(b)Entire agreement. Changes - This Agreement, together with its exhibits, constitutes the entire agreement of the Parties with respect to the subject matter thereof and supersedes any and all prior communications, understandings, arrangements or agreements between the Parties, whether written, oral, express or implied, relating thereto. This Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the Party against whom enforcement of any such waiver, change, modification or discharge is sought.

(c)Severability - If at any time during the duration of this Agreement any of its provisions are foW1d to be or become totally or partially invalid, illegal or unenforceable by virtue of any law or regulation, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected or impaired. In this event, the Parties shall replace the invalid provision with an effective new provision; which achieves the purpose and any other effect of the invalid, illegal or unenforceable provision as closely as possible.

(d)Non-waiver - No delay by either party in exercising any of their respective rights or remedies hereunder shall be deemed to be a waiver of such rights or remedies. No waiver by either party of any rights under this Agreement or breach by the other party hereunder shall in any way be a waiver of any such rights in the future or any future breach.

(e)Assignment - Neither Party may transfer or assign any of their rights or obligations under this Agreement without the prior written consent of the other Party. This Agreement will be binding upon and inure to the benefit of the Parties hereto, their successors and assigns.

In partial derogation to what set forth in the paragraph above, H&AD may transfer or assign any of their rights or obligations under this Agreement in favor of a company of which H&AD holds at least 5l % of the corporate capital with voting rights.

(f)Not exclusive remedy - The rights and remedies arising from this Agreement will not be exclusive.

(g)Notice - Any required or agreed communication under this Agreement must be put in writing and undersigned by (or on behalf of) the Party that makes this communication, specifying the Clauses of this Agreement pursuant to which such communication is made.

The communications wi11 be considered validly transmitted and received:

(i)at the reception., if they are sent by email with a delivery notification, or sent by registered post with acknowledgment of receipt, or by certified email, prepaid expenses; or

(ii)at 12:00 a.m. of following Business Day, if they are sent by fast line service; or

(iii)at the end of the transmission (confirmed by telephone or by a report of fax transmission) if they are sent by fax;

to the following addresses:

-If to H&AD

H&AD S.r.l.

C/da. Chiusi, snc

89032 Bianco (Reggio Calabria), Italia

At the attention of: President Giuseppe Lombardo

Email: lombardo@head-sa.com

Fax:(+39)0964913405

If to Bergamet NA: ·

Bergamet NA, LLC

11250 Longwater Chase Ct.,

Fort Myers, Florida USA

At the attention of: Managing Member Mr. Jay W. Decker

Email: deckerjay@comcast.net

Fax: (+I) 303-726-1410

14.APPLICABLE LAW ANO JURISDICTION

This Agreement (together with all referred documents) is ruled and interpreted according to Italian law.

The Court of Rome has the exclusively competence to decide any controversy in connection and/or related and/or deriving and/or Jinked to this Agreement and to its acts.

H&ADS.r.L.	Bergamet NA, LLC
Executed byq	Executed by
(Duly Authorized Representative):	(Duly Authorized Representative):

EXHIBITS

- Exhibit A: Specifications Sheet

- Exhibit B: Price List

- Exhibit C: Delivery Schedule

Exhibit B: Price List

Item ID	Item Description	Unit	Unit Price
001	Bergamot Polyphenolic Fraction Gold	Kg	EUR 75.00

*Payment Terms: 30 Days from Invoice Date

Exhibit C: Delivery Schedule

Item ID	Item Description	Unit	Qty	Delivery Schedule
001	Bergamot PolYPhenolic Fraction Gold	Kg	2,000	March 31, 2019
001	Bergamot Polyphenolic Fraction Gold	Kg	2,500	June 30, 2019
001	Bergamo! Polyphcnolic Fraction Gold	Kg	2,500	September 3, 2019
001	Bergamot Polyphenolic Fraction Gold	Kg	2,000	November 30, 2019
001	Bergamot Polyphenolic Fraction Gold	Kg	10,000	Year 2020 - To be scheduled by PO
001	Bergamo! Polyphenolic Fraction Gold	Kg	12,000	Year.2021 - To be scheduled by PO
001	Bergamot Polyphenolic fraction Gold	Kg	12,000	Year 2022 - To be scheduled by PO
001	Bergamot Polyphenolic Fraction Gold	Kg	15,000	Year2023 - To be scheduled by PO

* Quantities for years 2020, 2021, 2022 and 2023 shall be considered the minimum quantities to be supplied.

**Each year, in the month of November, Bergamet NA shall issue a Purchase Order containing the annual quantities of Product required and the delivery dates for the following year. H&AD shall sign the Purchase Order as acknowledgement of receipt and acceptance.

**Each year, in the month of November, Bergamet NA shall issue a Purchase Order containing the annual quantities of Product required and the delivery dates for the following year. H&AD shall sign the Purchase Order as acknowledgement of receipt and acceptance.

AMENDMENT to SUPPLY AGREEMENT

THIS AMENDMENT to SUPPLY AGREEMENT (the “Amendment”) is made and entered into as of the 1st day of November 2021 by and between Herbal & Antioxidant Derivatives, S.r.L., a limited company incorporated under the laws of Italy (“Supplier”) and Bergamet NA, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.Supplier and Buyer entered into that certain Supply Agreement effective January 1, 2019 (the “Agreement”); and

B.Section 2(b) of the Agreement provides that Buyer shall purchase specific quantities of Product from Supplier each year in the amounts specified therein, and Buyer is unable to purchase the minimum annual order of Product now required, and therefore, Buyer and Supplier desire to amend the Agreement pursuant to terms herein.

NOW THEREFORE, in consideration of the above recitals and the mutual covenants and conditions provided herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Supplier and Buyer, Supplier and Buyer agree to amend the Agreement as follows:

1.Amendment/Ratification. This Amendment shall amend the Agreement as set forth herein. Except as otherwise expressly modified by this Amendment, the provisions of the Agreement are hereby expressly confirmed and ratified. Any inconsistency or conflict between the Agreement, and this Amendment shall be governed by the terms of this Amendment. Capitalized terms not defined herein shall have the same meaning as ascribed to them in the Agreement.

2.Territory. Recital D shall be deleted and replaced in its entirety as follows:

Bergamet NA is engaged in the business of marketing and selling nutraceuticals, being in possession of the required facilities and abilities to promote the Product, has shown interest to periodically purchase the Product to sell online, direct to consumer within the territory of the United States and Canada (the “Territory”).”

For avoidance of doubt, all references to the “Territory” in the Agreement shall solely mean the online direct to consumer sales channel in the United States and Canada and the parties acknowledge and agree that any exclusivity obligations relate solely to online, direct to consumer sales in the United States and Canada.

3.Annual Purchase Requirements.  The table setting forth the minimum annual quantities of Product for purchase set forth on Exhibit C of the Agreement shall be replaced in its entirety with the following:

Item ID	Item Description	Unit	Qty	Year
001	Bergamot Polyphenolic Fraction Gold	Kg	3000	2022
001	Bergamot Polyphenolic Fraction Gold	Kg	4000	2023

4.Applicable Law and Jurisdiction.  Section 14 of the Agreement shall be deleted and replaced in its entirety as follows:

“This Agreement (together with any amendments and all referred documents) shall be governed by and shall be construed in accordance with the laws of the State of Florida, United States of America, excluding any conflict-of-laws rule or principle that might refer the governance or construction of this Agreement to the laws of another jurisdiction.”

5.Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one and the same instrument. To the extent permissible under Florida law, a facsimile/PDF signature shall be deemed to constitute an original signature for the purposes of this Amendment.

IN WITNESS WHEREOF, the parties have hereto executed this Amendment effective as of the date first set forth above.

HERBAL & ANTIOXIDANT DERIVATIVES, S.r.L

By:

Name:  ____________________________

Title:    ____________________________

BERGAMET NA, LLC

By:

     Name:  ______________________

     Title:    ______________________